RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE ENHANCED GROUP INC.
OMNIBUS INCENTIVE PLAN

Name of Grantee: [GRANTEE NAME]
No. of Restricted Stock Units: [# UNITS]
Grant Date: [GRANT DATE]
Pursuant to the Enhanced Group Inc. Omnibus Incentive Plan (the “Plan”), Enhanced Group Inc. (the “Company”) hereby grants the number of restricted stock units listed above (the “Award”) to the grantee named above (the “Grantee”). Each restricted stock unit (a “Restricted Stock Unit”) will entitle the Grantee to receive one share of the Company’s common stock, par value $0.0001 per share (a “Share”), subject to the terms set forth in this Award Agreement. Capitalized terms used but not defined in this Award Agreement will have the meaning specified in the Plan.
For purposes of this Award Agreement, “Employ” or “Employment” (or other linguistic form thereof) means a Grantee’s employment, contracting, consulting or other service relationship with any member of the Company Group. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Grantee is Employed by, or otherwise providing services to, a member of the Company Group. If a Grantee is in Employment with a Group Company and that entity ceases to be a member of the Company Group, the Grantee’s Employment will be deemed to have terminated when the entity ceases to be a member of the Company Group unless the Grantee’s Employment, whether by law or by written agreement, transfers to another member of the Company Group.
1.Vesting of Restricted Stock Units. One-fourth of the Restricted Stock Units subject to the Award will vest on the first anniversary of the Grant Date and one-twelfth of the Restricted Stock Units will vest on each three-month anniversary thereafter so long as the Grantee remains continuously Employed with the Company Group through the applicable vesting date; provided that any fractional Restricted Stock Unit that may be eligible to vest on each of the first twelve vesting dates will be rounded down to the nearest whole Restricted Stock Unit and become vested on the final vesting date occurring on the fourth anniversary of the Grant Date so long as the Grantee remains continuously Employed with the Company Group on the fourth anniversary of the Grant Date. Subject to Paragraph 2 of this Award Agreement, the Grantee will forfeit any unvested Restricted Stock Units if the Grantee does not remain continuously Employed with the Company Group from the Grant Date through the applicable vesting date.
2.Delivery of Shares.

(a)The Company will issue to the Grantee the number of Shares equal to the aggregate number of Restricted Stock Units that have become vested pursuant to Paragraphs 1 of this Award Agreement promptly (but no later than 60 days) following the applicable vesting date, as applicable (each date Shares are delivered pursuant to this Award Agreement, a “Delivery Date”).
(b)In accordance with Section 2.6 of the Plan, the Grantee will have only the rights of a general unsecured creditor of the Company until delivery of Shares is made as specified in this Award Agreement.
3.Additional Provisions.
(a)Incorporation of Plan. This Award Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 3.13 of the Plan, the provisions regarding Section 409A set forth in Section 3.14 of the Plan and the dispute resolution provisions set forth in Section 3.16 of the Plan. By the Grantee’s execution of this Award Agreement, the Grantee acknowledges having received a copy of the Plan.
(b)Tax Withholding. In accordance with Section 3.2 of the Plan, as a condition to the delivery of any Shares pursuant to this Award Agreement, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Committee may require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.
(c)Data Consent. By accepting the Award, the Grantee consents to the collection and processing of personal data related to the Grantee so that the Company Group can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan and the Award. This data will include, but may not be limited to: data about the Grantee’s participation in the Plan; data about Awards and Shares offered to, received by or purchased by the Grantee pursuant to the Plan; and other financial and personal data about the Grantee related to participation in the Plan.
(d)Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(e)No Right to Continued Employment or Future Awards. In accordance with Section 3.7 of the Plan, the Award does not confer upon the Grantee any right to continued

Employment with the Company Group. In addition, the Award does not confer upon the Grantee any right to future Awards.

ENHANCED GROUP INC.

By:
Name:
Title:

By executing this Award Agreement, the Grantee hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:
Grantee

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